Exhibit (d)(10)

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT, effective as of February 29, 2016 by and among AXA Equitable Funds Management Group, LLC (doing business as 1290 Asset Managers), a limited liability company organized in the State of Delaware (the “Adviser”), DoubleLine Equity LP (“DL Equity”), a Delaware limited partnership, and DoubleLine Capital LP (“DL Capital” and together with DL Equity, each a, “Sub-Adviser” and collectively, the “Sub-Advisers”), a Delaware limited partnership. Adviser and Sub-Advisers are “Parties” to the Agreement and each is a “Party”.

WHEREAS, 1290 Funds (“Trust”) is a Delaware statutory trust and is registered as an investment company under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Trust is and will continue to be a series fund having two or more investment funds, each with its own investment objectives, policies and restrictions;

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and is the investment manager to the Trust;

WHEREAS, each Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Investment Company Act prohibits any person from acting as an investment adviser to a registered investment company except pursuant to a written contract; and

WHEREAS, the Board of Trustees of the Trust and the Adviser desire that the Adviser retain the Sub-Advisers to render investment advisory and other services to the 1290 DoubleLine Dynamic Allocation Fund, a series of the Trust (“Fund”), in the manner and on the terms hereinafter set forth.

NOW, THEREFORE, the Adviser and the Sub-Advisers agree as follows:

1.	APPOINTMENT OF SUB-ADVISERS

The Adviser hereby appoints the Sub-Advisers to act as the investment advisers for the Fund, subject to the supervision and oversight of the Adviser and the Trustees of the Trust, and in accordance with the terms and conditions of this Agreement. The Sub-Advisers will be independent contractors and will have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed agents of the Trust or the Adviser except as expressly authorized in this Agreement or another writing by the Trust, the Adviser and the Sub-Advisers.

2.	ACCEPTANCE OF APPOINTMENT

The Sub-Advisers accept that appointment and agree to render the services herein set forth, for the compensation herein provided.

3.	CUSTODY

The assets of the Fund will be maintained in the custody of a custodian (who shall be identified by the Adviser in writing). The Sub-Advisers will not have custody of any securities, cash or other assets of the Fund.

The Sub-Advisers shall have no liability for the acts or omissions of the authorized custodian(s), unless such act or omission is required by and taken in reliance upon instructions given to the authorized custodian(s) by a representative of a Sub-Adviser pursuant to the authorized signatory lists provided to the Adviser by the Sub-Advisers or as a result of a Sub-Adviser’s willful misfeasance, bad faith, gross negligence, fraud, reckless disregard, or willful misconduct in connection with any actions that a Sub-Adviser has taken or should have taken with respect to the authorized custodian. The Sub-Advisers have not assisted in the selection of the Fund’s custodian.

The Trust or the Adviser shall notify the Sub-Advisers of the identities of its custodian bank and the custody arrangements therewith with respect to the Fund and shall give the Sub-Advisers written notice of any changes in such custodian bank or custody arrangements. The Sub-Advisers shall on each business day provide the Adviser and the Trust’s custodian such information as the Adviser and the Trust’s custodian may reasonably request in good faith relating to all transactions concerning the Fund. The Adviser shall provide each Sub-Adviser with all operational information reasonable necessary for the Sub-Advisers to trade the Sub-Advisers’ assets on behalf of the Fund.

4.	SERVICES TO BE RENDERED BY THE SUB-ADVISERS TO THE TRUST

A. As investment advisers to the Fund, the Sub-Advisers will coordinate the investment and reinvestment of the assets of the Fund and determine the composition of the assets of the Fund, subject always to the supervision and control of the Adviser and the Trustees of the Trust.

B. As part of the services it will provide hereunder, each Sub-Adviser will:

(i) obtain and evaluate, to the extent deemed necessary and advisable by the Sub-Adviser, in its discretion, pertinent economic, statistical, financial, and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Fund or are under consideration for inclusion in the Fund;

(ii) formulate and implement a continuous investment program for the Fund;

(iii) take whatever steps are necessary to implement the investment program for the Fund by arranging for the purchase and sale of securities and other investments and issuing directives to the administrator of the Trust as necessary for the appropriate implementation of the investment program of the Fund;

(iv) keep the Trustees of the Trust and the Adviser fully informed in writing on an ongoing basis as agreed by the Adviser and Sub-Adviser of all material facts concerning the investment and reinvestment of the assets in the Fund, the Sub-Adviser and its key investment personnel and operations, make periodic and special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Adviser or the Trustees of the Trust and the Sub-Adviser will attend meetings with the Adviser and/or the Trustees, as reasonably requested, to discuss the foregoing;

(v) provide reasonable assistance in determining the fair value of certain portfolio securities when market quotations are not readily available for the purpose of calculating the Fund’s net asset value in accordance with procedures and methods established by the Trustees of the Trust, it being acknowledged by the Adviser that Sub-Adviser is not a pricing service and that ultimate responsibility for the Fund’s net asset value or valuing any of the Fund’s assets does not rest with Sub-Adviser;

(vi) provide any and all material composite performance information, records and supporting documentation about accounts the Sub-Adviser manages, if appropriate, which are relevant to the Fund and that have investment objectives, policies, and strategies substantially similar to those employed by the Sub-Adviser in managing the Fund that may be reasonably necessary, under applicable laws, to allow the Fund or its agent to present information concerning Sub-Adviser’s prior performance in the Trust’s Prospectus and SAI (as hereinafter defined) and any permissible reports and materials prepared by the Fund or its agent;

(vii) have the full discretionary authority to (a) enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange traded and over-the-counter, as applicable) required to make investments pursuant to the Prospectus, which shall include any market and/or industry standard documentation and the standard representations contained therein; and (b) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures;

(viii) have the full discretionary authority as agent and attorney-in-fact, with full power of substitution and full authority in the Fund’s name, to: (a) place orders for the execution of such assets and other transactions with or through such brokers, dealers, counter-parties, issuers, agents or arrangers as the Sub-Adviser may select; (b) execute, on behalf of the Fund, such brokerage, derivatives, subscription and other agreements and documents (including, without limitation, ISDA and LSTA documentation) as Sub-Adviser deems necessary or appropriate in connection with the Fund’s investment activities; and (c) negotiate, enter into, make and perform any other contracts, agreements or other undertakings it may deem advisable in connection with the performance of the Sub-Adviser’s duties hereunder.

To the extent that Adviser requests or requires Sub-Adviser to act pursuant to Adviser’s instructions, Adviser acknowledges that Sub-Adviser’s discretionary authority shall have been limited, and that Sub-Adviser shall have no liability for any actions taken at the request of the Adviser, except if such actions are taken in a grossly negligent manner. However, Adviser and/or the Fund’s custodian will handle matters relating to the Fund participating in any class action settlements and Sub-Adviser shall not have any obligations thereto and;

(ix) cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust and the Adviser, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust and the Adviser, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

C. In furnishing services hereunder, the Sub-Advisers shall be subject to, and shall perform in accordance with the following: (i) the Trust’s Agreement and Declaration of Trust, as the same may be hereafter modified and/or amended from time to time (“Trust Declaration”); (ii) the By-Laws of the Trust, as the same may be hereafter modified and/or amended from time to time (“By-Laws”); (iii) the currently effective Prospectus and Statement of Additional Information of the Trust filed with the SEC and delivered to the Sub-Advisers, as the same may be hereafter modified, amended and/or supplemented (“Prospectus and SAI”); (iv) the Investment Company Act and the Advisers Act and rules under each, and all other federal and state laws or regulations applicable to the Trust and the Fund; (v) the Trust’s Compliance Manual and other policies and procedures adopted from time to time by the Board of Trustees of the Trust; and (vi) the written instructions of the Adviser. Prior to commencement of the Sub-Advisers’ services hereunder, the Adviser shall provide the Sub-Advisers with current copies of the Trust Declaration, By-Laws, Prospectus, SAI, Compliance Manual and other relevant policies and procedures adopted by the Board of Trustees. The Adviser undertakes to provide the Sub-Advisers with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned document.

D. In furnishing services hereunder, the Sub-Advisers will not consult with any other sub-adviser to (i) the Fund, (ii) any other Fund of the Trust, or (iii) any other investment company under common control with the Trust concerning transactions of the Fund in securities or other assets, it being understood that the Sub-Advisers have been assigned to provide investment advice for a discrete portion of the Fund. (This shall not be deemed to prohibit the Sub-Advisers from consulting with each other or any of their other affiliated persons concerning transactions in securities or other assets. This shall also not be deemed to prohibit the Sub-Advisers from consulting with any of the other covered advisers concerning compliance with paragraphs (a) and (b) of rule 12d3-1 of the Investment Company Act.)

E. The Sub-Advisers, at their expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for them to faithfully perform their duties under this Agreement; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the Sub-Advisers’ duties under this Agreement. The Sub-Advisers shall not be responsible for the Trust’s, the Fund’s or Adviser’s expenses, which shall include, but not be limited to, the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Fund and any losses incurred in connection therewith, expenses of holding or carrying assets of the Fund managed by the Sub-Advisers, including, without limitation, expenses of dividends on stock borrowed to cover a short sale and interest, fees or other charges incurred in connection with leverage and related borrowings with respect to the assets of the Fund managed by the Sub-Advisers, organizational and offering expenses (which include, but are not limited to, out-of-pocket expenses, but not overhead or employee costs of the Sub-Advisers); expenses for legal, accounting and auditing services; taxes and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; costs of printing and distributing shareholder reports, proxy materials other than those related to a change in the control of the Sub-Advisers or their parent company, prospectuses, stock certificates and distribution of dividends; charges of the Fund’s custodians and sub-custodians, administrators and sub-administrators, registrars, transfer agents, dividend disbursing agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the SEC; expenses of registering or qualifying securities of the Fund for sale in the various states; freight and other charges in connection with the shipment of the Fund’s portfolio securities; fees and expenses of non-interested Trustees; salaries of shareholder relations personnel; costs of shareholders meetings; insurance; interest; and brokerage costs. The Trust or the Adviser, as the case may be, shall reimburse a Sub-Adviser for any expenses of the Fund or the Adviser as may be reasonably incurred by such Sub-Adviser on behalf of the Fund or the Adviser. The Sub-Advisers shall notify and receive approval from the Trust or the Adviser (as applicable) prior to incurring any such expenses. The Sub-Advisers shall keep and supply to the Trust and the Adviser reasonable records of all such expenses.

Each of the Fund or the Adviser will bear all expenses to be incurred in its respective operation, including, but not limited to, investment advisory fees, and administration fees; fees for necessary professional and brokerage services; transaction fees and expenses; costs relating to local administration of securities; and fees for any pricing services.

F. The Sub-Advisers are responsible for decisions to buy and sell securities for the Fund, broker-dealer selection, and negotiation of brokerage commission rates. Each Sub-Adviser shall have the express authority to negotiate, open, continue and terminate brokerage accounts and other brokerage arrangements with respect to all portfolio transactions entered into by such Sub-Adviser on behalf of the Fund. The Adviser shall provide such assistance to the Sub-Advisers in setting up and maintaining brokerage accounts and other accounts as the Sub-Advisers shall reasonably request to allow for the purchase or sale of various forms of securities and instruments pursuant to this Agreement. The Sub-Advisers will provide copies of all such agreements to the Adviser upon the Adviser’s reasonable request. It is each Sub-Adviser’s general policy in selecting a broker to effect a particular transaction to seek to obtain “best execution.” Consistent with this policy, and when selecting a broker a Sub-Adviser will take relevant factors into consideration, including (as applicable), but not limited to: the available prices; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the applicable Fund on a continuing basis. The foregoing list is not exhaustive and collectively, including with items not listed, are the “Fund Execution Services”. The price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the Fund Execution Services offered under the circumstances of any particular transaction. In no instance will portfolio securities be purchased from or sold to the Sub-Advisers, or any affiliated person thereof, except in accordance with the Investment Company Act, the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Fund.

G. Subject to such policies and procedures as the Board of Trustees may determine, each Sub-Adviser shall have discretion to effect investment transactions for the Fund through broker-dealers (including, to the extent permissible under applicable law, broker-dealer affiliates) who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and as interpreted by the SEC, and to cause the Fund to pay any such broker-dealers an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker-dealer, viewed in terms of either that particular investment transaction or the Sub-Adviser’s overall responsibilities with respect to the Fund and other accounts to which the Sub-Adviser exercises investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act). Allocation of orders placed by a Sub-Adviser on behalf of the Fund to such broker-dealers shall be in such amounts and proportions as such Sub-Adviser shall determine in good faith in conformity with its responsibilities under applicable laws, rules and regulations. To the extent authorized by Section 28(e) and the Trust’s Board of Trustees, a Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

H. On occasions when a Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner such Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients over time. The Adviser agrees that Sub-Advisers and their affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Fund. The Adviser also acknowledges that the Sub-Advisers and their affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Fund, and the Sub-Advisers will carry out their duties hereunder together with their duties under such relationships. Nothing in this Agreement shall be deemed to confer upon a Sub-Adviser any obligation to purchase or to sell or to recommend for purchase or sale for the Fund any investment that the Sub-Adviser, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole and absolute discretion of Sub-Adviser it is for any reason impractical or undesirable to take such action or make such recommendation for the Fund.

I. Each Sub-Adviser will maintain all accounts, books and records with respect to the Fund as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder and shall file with the SEC all forms pursuant to Section 13 of the Exchange Act, with respect to its duties as are set forth herein.

J. Each Sub-Adviser will have the sole authority and responsibility to exercise whatever powers the Adviser may possess with respect to any of its assets held in the Fund, including, but not limited to, the right to vote proxies, in accordance with the Sub-Adviser’s proxy voting guidelines, as amended from time to time, which shall be provided to the Trust and the Adviser, the power to exercise rights, options, warrants, conversion privileges, and redemption privileges, and to tender securities pursuant to a tender offer, consistent with the Sub-Adviser’s fiduciary duties hereunder; and may, at its discretion (subject to Sub-Adviser’s responsibility and liability under the terms of this Sub-Advisory Agreement), elect to use one or more third parties, including proxy voting services, in fulfilling its obligations hereunder; provided however, Adviser will, or will direct the Fund’s custodian to, send all proxy solicitation material and other related material, including interim reports, annual reports and other issuer mailings with respect to the Account, to Sub-Adviser or its agent.

K. The Sub-Advisers will vote and take all action related to corporate reorganization matters (e.g., conversions, tender and exchange offers, mergers, stock splits, right offerings, recapitalizations, amendments, modifications or waivers or other rights or powers); provided however, that Adviser will, or will direct the Fund’s custodian to, deliver all materials and information relating to corporate reorganization matters to the Sub-Advisers or their agents.

5.	COMPENSATION OF SUB-ADVISERS

The Adviser will pay the DL Capital a sub-advisory fee for services provided by both DL Capital and DL Equity with respect to the Fund as specified in Appendix A to this Agreement. Payments shall be made to DL Capital on or about the fifth day of each month; however, this sub-advisory fee will be calculated daily for the Fund based on the net assets of the Fund on each day and accrued on a daily basis. DL Capital will in turn compensate DL Equity for its services under this Agreement from the sub-advisory fee received by DL Capital from the Adviser.

6.	LIABILITY AND INDEMNIFICATION

A. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, neither the Sub-Advisers nor any of their officers, partners, employees or agents (together the “Sub-Adviser Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser or the Trust as a result of any error of judgment or mistake of law by the Sub-Advisers or the Sub-Adviser Affiliates with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Advisers or the Sub-Adviser Affiliates for, and the Sub-Adviser shall indemnify and hold harmless the Trust, the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, or at common law, if the losses or claims arise out of or are based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of a Sub-Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to a Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser Indemnitees (as defined below) for use therein. The Sub-Advisers do not make any warranty that the investment performance of the Fund will meet any particular standard, such as the performance of an index or another fund managed by a Sub-Adviser. The Sub-Advisers shall not be deemed to have breached this Agreement or any investment restrictions or policies applicable to the Fund in connection with fluctuations arising from market movements and other events outside the control of the Sub-Advisers.

B. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Adviser and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Sub-Advisers as a result of any error of judgment or mistake of law by the Adviser with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold harmless the Sub-Advisers, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Sub-Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise, if the losses or claims arise out of or are based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to the Adviser which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by a Sub-Adviser Indemnitee for use therein.

C. Notwithstanding any other provision of this Agreement, a Sub-Adviser shall not be liable to any Adviser Indemnitee, the Fund or any of its shareholders for (i) any acts of an Adviser Indemnitee or any other adviser to the Fund with respect to the portion of the assets of the Fund not allocated to the Sub-Advisers under this Agreement and (ii) acts of any Sub-Adviser Indemnitee which result from or are based upon acts of an Adviser Indemnitee, including, but not limited to, failure of an Adviser Indemnitee to provide accurate and current information with respect to any records maintained by such Adviser Indemnitee, which records are not also maintained by the Sub-Advisers or, to the extent such records relate to the Fund, otherwise available to the Sub-Adviser upon reasonable request. Adviser shall indemnify the Sub-Adviser Indemnitees from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from the conduct of an Adviser Indemnitee and any other adviser to the Fund with respect to the portion of the Fund’s assets not allocated to Sub-Adviser and with respect to any other fund of the Trust.

7.	REPRESENTATIONS OF ADVISER

The Adviser represents, warrants and agrees that:

A.	The Adviser has been duly authorized by the Board of Trustees of the Trust to delegate to the Sub-Advisers the provision of investment services to the Fund as contemplated hereby.

B.	The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Sub-Advisers with a copy of such code of ethics.

C.	The Adviser is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Adviser by applicable law and regulations.

D.	The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Sub-Advisers of the occurrence of any event that would disqualify the Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Adviser will also promptly notify the Sub-Advisers if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

E.	Adviser will immediately notify the Sub-Advisers if the Adviser suffers a material adverse change in its business that would materially impair its ability to pay DL Capital or comply with any duties or responsibilities contained within this Agreement.

F.	The Trust is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended, and the Adviser will promptly notify the Sub-Advisers if the Trust ceases to be a QIB.

G.	The assets in the Fund are free from all liens and charges and the Trust undertakes that no liens or charges will arise from the acts or omissions of the Adviser and the Trust which may prevent a Sub-Adviser from giving a first priority lien or charge on the assets solely in connection with the Sub-Adviser’s authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Fund with respect to any investments made pursuant to the Prospectus; and

H.	The Sub-Advisers are not compliance agents for the Fund or for the Adviser, and do not have access to all of the Fund’s books and records necessary to perform certain compliance testing. To the extent that a Sub-Adviser has agreed to perform the services specified in the Agreement in accordance with applicable law (including Section 851 of the IRC, the Investment Company Act and the Advisers Act (“Applicable Law”)) and in accordance with the Trust Documents, policies and determinations of the Board of Trustees of the Trust and the Adviser, and the Fund’s Prospectus (collectively the “Charter Requirements”) the Sub-Adviser shall perform such services based upon its books and records with respect to the Fund, and upon written instructions received from the Adviser, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the Charter Requirements and Applicable Law based upon such books and records and such instructions provided by the Adviser. A Sub-Adviser shall be afforded a reasonable amount of time to implement any such instructions. (For example, if instructed not to trade on behalf of securities of certain specified Adviser or the Trust’s affiliates, the Sub-Adviser shall be notified and afforded five business days after receipt of such instruction to implement this trading restriction.)

8.	OBLIGATIONS OF ADVISER

The Adviser agrees to provide the following prior to the commencement of the Sub-Advisers’ investment advisory services as specified under this Agreement:

A.	A list of first tier affiliates and second tier affiliates (i.e., affiliates of affiliates) of the Fund;

B.	A list of restricted securities for each Fund (including CUSIP, Sedol or other appropriate security identification) that are in addition to any restrictions that may be imposed by the Investment Company Act and;

C.	A list of legal and compliance contacts.

The Adviser also agrees to promptly update the above referenced items in order to ensure their accuracy, completeness and/or effectiveness.

9.	REPRESENTATIONS OF THE SUB-ADVISERS

Each Sub-Adviser represents, warrants and agrees as follows:

A.

The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment

Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Sub-Adviser will also promptly notify the Fund and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund; provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

B.	The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Adviser and the Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the Sub-Adviser shall certify to the Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the reasonable written notice of the Adviser, the Sub-Adviser shall permit the Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1).

C.	The Sub-Adviser has provided the Trust and the Adviser with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the Securities and Exchange Commission (“SEC”) and promptly will furnish a copy of all material amendments to the Trust and the Adviser at least annually. Such amendments shall reflect all changes in the Sub-Adviser’s organizational structure, professional staff or other significant developments affecting the Sub-Adviser, as required by the Advisers Act.

D.	In accordance with the foregoing, Adviser hereby consents to receive Sub-Adviser’s Form ADV and other Sub-Adviser communications (the “Sub-Adviser Communications”) via e-mail to Adviser’s e-mail address set out below. Although Adviser does not impose any additional charges for electronic delivery, Adviser may, of course, incur costs associated with Adviser’s electronic access, such as usage charges from Adviser’s Internet access providers, for which Sub-Adviser is not responsible. Adviser may revoke its election to receive such Sub-Adviser Communications via e-mail at any time by written notice to the Sub-Adviser requesting that Sub-Adviser send Sub-Adviser Communications via facsimile or in hardcopy via the postal service or overnight courier to the address set out above or as notified to the Sub-Adviser by Adviser from time to time.

E.	The Sub-Adviser will notify the Trust and the Adviser of any assignment of this Agreement or change of control of the Sub-Adviser, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Fund or senior management of the Sub-Adviser, in each case, prior to or promptly after such change. The Sub-Adviser agrees to bear all reasonable expenses of the Fund, if any, arising out of an assignment or change in control.

F.	The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

G.	The Sub-Adviser agrees that neither it, nor any of its affiliates, will in any way refer directly or indirectly to its relationship with the Trust, the Fund, the Adviser or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Adviser, except as required by rule, regulation or upon the request of a governmental authority. However, the Sub-Adviser may use the performance of the Fund in its composite performance.

10.	NON-EXCLUSIVITY

The services of the Sub-Advisers to the Adviser, the Fund and the Trust are not to be deemed to be exclusive, and the Sub-Advisers shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other related activities; Adviser has no objection to such activities. A Sub-Adviser may at times purchase a security for the Fund while it is selling the same security for other clients, or sell a security for the Fund while it is purchasing the same security for other clients. It is understood and agreed that the directors, officers, and employees of the Sub-Advisers are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies.

In addition, Adviser understands, and has advised the Board of Trustees, that the persons employed by the Sub-Advisers to assist in the Sub-Advisers’ duties under this Agreement will not devote their full time to such service, and nothing contained in this Agreement will be deemed to limit or restrict the right of Sub-Advisers or any of the Sub-Adviser Affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. The Sub-Advisers’ sole responsibilities under this Agreement are to provide investment management services to the Fund and any additional related responsibilities as may be mutually agreed to by the parties.

11.	SUPPLEMENTAL ARRANGEMENTS

A Sub-Adviser may from time to time employ or associate with itself any person it believes to be particularly fitted to assist it in providing the services to be performed by such Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Fund that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Adviser nor the Trust shall have any obligations with respect thereto.

12.	REGULATION

The Sub-Advisers shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

13.	RECORDS

The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Sub-Advisers such records and permit the Sub-Advisers to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its duties. In the event of the termination of this Agreement, such records shall promptly be returned to the Trust by the Sub-Advisers free from any claim or retention of rights therein, provided that the Sub-Advisers may retain any such records that are required by law or regulation and provided that the Sub-Advisers shall have the right to retain a copy for the Sub-Advisers’ own records. The Adviser and the Sub-Advisers shall keep confidential any information obtained in connection with their duties hereunder and disclose such information only if the Sub-Advisers need to make the disclosure (e.g., to a broker-dealer) in order to perform the Sub-Advisers’ duties under this Agreement, or the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by law.

14.	DURATION OF AGREEMENT

This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved by a vote of a majority of those trustees of the Trust who are not parties to the Agreement or “interested persons” (as defined in the Investment Company Act) of any party to this Agreement (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval. This Agreement shall continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually by the Board of Trustees or a majority of the outstanding voting securities of the Fund provided that in such event such continuance shall also be approved by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.

15.	TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the Adviser and the Sub-Advisers, or by the Adviser or Sub-Advisers on sixty (60) days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), or (ii) in the event the Investment Advisory Agreement between the Adviser and the Trust is assigned (as defined in the Investment Company Act), or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

In the event of termination, Adviser will remain liable to DL Capital for any sub-advisory fees incurred pursuant to Section 5 above through termination, until the Sub-Advisers discontinue trading or the funds have been withdrawn from the Sub-Advisers’ management, whichever is earliest.

16.	USE OF SUB-ADVISER’S NAME

The parties agree that the name of each Sub-Adviser, the names of any affiliates of the Sub-Advisers and any derivative or logo or trademark or service mark or trade name are the valuable property of the Sub-Adviser and its affiliates. The Adviser acknowledges that DOUBLELINE® is a registered trademark of DL Capital and agrees that the DOUBLELINE® service mark shall be displayed within any materials in which the DoubleLine name is used. The phrase “DoubleLine® is a registered trademark of DoubleLine Capital LP.” shall be included in such materials. The Adviser and the Trust shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Sub-Advisers, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.

Upon termination of this Agreement, the Adviser and the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. The Adviser and the Trust agree that they will review with the Sub-Advisers any regulatory filing, advertisement, sales literature, or notice prior to its use that makes reference to a Sub-Adviser or its affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names so that the Sub-Adviser may review the context in which it is referred to, it being agreed that the Sub-Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the Investment Company Act or other applicable laws and regulations. If the Adviser or the Trust makes any unauthorized use of the Sub-Advisers’ names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the Sub-Advisers shall suffer irreparable harm for which monetary damages are inadequate and thus, the Sub-Advisers shall be entitled to injunctive relief, as well as any other remedy available under law.

17.	CONFIDENTIALITY

The Party disclosing Confidential Information (as defined below) will be referred to as the “Disclosing Party” and the Party receiving the Confidential Information will be referred to as the “Receiving Party.”

“Confidential Information” means all confidential or non-public information relating to a Party and its parent, subsidiaries or affiliated companies that is competitively sensitive in nature, in whatever format it exists, including verbal, written, visual, graphic, electronic or machine-readable form. Confidential Information includes all information that a party designates as being confidential or that either by its nature or under the circumstances surrounding its disclosure ought to be recognized by the Receiving Party as being confidential.

The Receiving Party will maintain the confidentiality of the Disclosing Party’s Confidential Information using procedures no less rigorous than those used to protect and preserve the confidentiality of its own similar proprietary information but in no event will the Receiving Party use less than a reasonable degree of care to protect the Disclosing Party’s Confidential Information.

Notwithstanding anything contained herein to the contrary, if the Receiving Party is requested or required (by a regulatory, self-regulatory, or supervisory authority having appropriate jurisdiction, including any court of law) to disclose any of the Disclosing Party’s Confidential Information, the Receiving Party will provide, unless otherwise prohibited by law, the Disclosing Party with notice of such request(s) so the Disclosing Party may seek an appropriate protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained prior to the date such disclosure is required, the Receiving Party may furnish that portion (and only that portion) of the Disclosing Party’s Confidential Information that, in the opinion of its counsel, the Receiving Party is legally compelled to disclose under penalty of law. In such case, the Receiving Party will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to any Confidential Information so furnished.

The Receiving Party will notify the Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Agreement by the Receiving Party, and will cooperate with the Disclosing Party in every reasonable way to help the Disclosing Party regain possession of the Confidential Information and prevent its further unauthorized use.

The Receiving Party will not take any action with respect to the Disclosing Party’s Confidential Information inconsistent with the confidential and proprietary nature of such information.

Notwithstanding the foregoing:

(a)	Adviser acknowledges that the securities holdings of the Fund constitutes information of value to the Sub-Advisers, and agrees: (1) not to use for any purpose, other than for the Adviser or the Trust, or their agents, to supervise or monitor the Sub-Advisers, the holdings or other trading-related information of the Fund; and (2) not to disclose the Fund’s holdings, except: (a) as required by applicable law or regulation; (b) as required by state or federal regulatory authorities; (c) to the Board of Trustees of the Trust, counsel to the Board, counsel to the Trust, the administrator or any sub-administrator, the independent accountants and any other agent of the Trust; or (d) as otherwise agreed to by the parties.

(b)

Adviser agrees that information supplied by the Sub-Advisers, including approved lists, internal procedures, compliance procedures and any board materials, is valuable to the Sub-Advisers, and the Adviser agrees not to disclose any of the information contained in such materials except: (1) as required by applicable law or regulation; (2) as required by state or federal regulatory authorities; (3) to the Board of Trustees of the Trust, counsel to the Board, counsel to the Trust, the administrator or any sub-administrator, the independent accountants and any other agent of the Trust; or (iv) as otherwise agreed to by the parties hereto in writing.

18.	AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Fund (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Fund if a majority of the outstanding voting securities of the Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Fund affected by the amendment or all the Funds of the Trust.

19.	ASSIGNMENT

Any assignment (as that term is defined in the Investment Company Act) of the Agreement made by a Sub-Adviser without the prior written consent of the Trust and the Adviser shall result in the automatic termination of this Agreement, as provided in Section 15 hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the key employees of the Sub-Advisers except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder. The Sub-Advisers agrees that they will notify the Trust and the Adviser of any changes in its key employees, including Jeffrey Gundlach or any portfolio manager named in the Fund’s prospectus within a reasonable time thereafter.

20.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the Fund.

21.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

22.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For:	AXA Equitable Funds Management Group, LLC

d/b/a 1290 Asset Managers

Patricia Louie, Executive Vice President and General Counsel

1290 Avenue of the Americas, 16th Floor

New York, New York 10104

For:	1290 Funds

Patricia Louie, Vice President and Secretary

1290 Avenue of the Americas, 16th Floor

New York, New York 10104

For:	DoubleLine Equity LP

333 South Grand Avenue

18th Floor

Los Angeles, CA 90071

Attn: General Counsel

T: 213-633-8200

For:	DoubleLine Capital LP

333 South Grand Avenue

18th Floor

Los Angeles, CA 90071

Attn: General Counsel

T: 213-633-8200

23.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

24.	COUNTERPART SIGNATURES

This Agreement may be executed in several counterparts, including via facsimile, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement.

25.	TRUST AND SHAREHOLDER LIABILITY

The Adviser and Sub-Advisers are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Agreement and Declaration of Trust of the Trust and agree that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of the Fund. The Adviser and Sub-Advisers further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund, nor from the Trustees or any individual Trustee of the Trust.

26.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of New York, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

27.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC d/b/a 1290 Asset Managers		DOUBLELINE CAPITAL LP

By:	/s/ Steven M. Joenk	By:	/s/ Louis C. Lucido
	Steven M. Joenk	Name:	Louis C. Lucido
	Chairman, Chief Executive Officer and President	Title:	Chief Operating Officer

DOUBLELINE EQUITY LP

		By:	/s/ Henry V. Chase
		Name:	Henry V. Chase
		Title:	Authorized Signer

APPENDIX A

TO

INVESTMENT SUB-ADVISORY AGREEMENT

WITH

DOUBLELINE CAPITAL LP AND DOUBLELINE EQUITY LP

Fund	Annual Sub-Advisory Fee Rate**

1290 DoubleLine Dynamic Allocation Fund*	0.40% of the Fund’s average daily net assets.

*	Fee to be paid with respect to this Fund shall be based only on the portion of the Fund’s average daily net assets advised by the Sub-Advisers.
**	The daily sub-advisory fee for the Fund is calculated by multiplying the aggregate net assets of the Fund at the close of the immediately preceding business day by the annual sub-advisory fee rate calculated as set forth above and then dividing the result by the number of days in the year.